Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES CLOSING

OF PUBLIC OFFERING OF COMMON STOCK

VERO BEACH, FL - - June 6, 2011 - - ARMOUR Residential REIT, Inc. (NYSE: "ARR" and NYSE Amex: "ARR.WS") (“ARMOUR” or the “Company”) announced today that it has closed its previously announced underwritten public offering of 16,000,000 shares of common stock at a public offering price of $7.40 per share for total net proceeds of approximately $114.0 million, after deduction of underwriting discounts and commissions and estimated expenses.  The underwriters retain an option to purchase an additional 2,400,000 shares until June 30, 2011.

Deutsche Bank Securities Inc. acted as the sole bookrunning manager of the offering. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) acted as lead manager and JMP Securities LLC and Sandler O’Neill & Partners L.P. acted as co-managers of the offering.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities ("RMBS") issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC (“ARRM”). ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ended December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Co-Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340